Filed Pursuant to Rule 424(b)(3) Registration No. 333-264466

LORD ABBETT CORPORATE OPPORTUNITIES FUND

Supplement dated November 4, 2026 to the

Prospectus and Statement of Additional Information, each dated May 1, 2026

The following table replaces the table in the subsection under “Management of the Fund–Portfolio Managers” on page 55 of the prospectus:

Name	Since	Recent Professional Experience
Todd L. Solomon	Inception (September 2021)	Mr. Solomon joined Lord Abbett in 2019, and is a Portfolio Manager for Lord Abbett’s taxable-fixed income strategies. His previous experience includes serving as Director of Research at TCW Distressed LLC; Managing Principal at Halcyon Capital Management LLC; Senior Vice President at Triage Capital Management LLC; Associate, Global Communications Group at Solomon Smith Barney; Associate, Investment Banking at Natwest Markets; and Analyst, Private Placement Group at Chase Securities. He has worked in the financial services industry since 1994. He earned a BA in managerial economics from Union College and an MBA from Columbia Business School at Columbia University.
Kearney M. Posner	2022	Ms. Posner joined Lord Abbett in 2015, is a Portfolio Manager and was named Partner in 2022. Her previous experiences includes serving as Director, Leveraged Finance, Associate Director, Middle Market Leveraged Finance, and Associate, High Yield Research at Metropolitan Life Insurance Company; Assistant Vice President, Financial Guaranty at Radian Group; Analyst, Private Wealth Management at Goldman Sachs & Co.; and Analyst, Fixed Income Investment Banking at Painewebber Inc. She has worked in the financial services industry since 1999. She earned a BS in international economics from Georgetown University and an MBA from the Wharton School of Business at the University of Pennsylvania. She also is a holder of the Chartered Financial Analyst® (CFA) designation.

Name	Since	Recent Professional Experience
Steven F. Rocco	2025	Mr. Rocco, Co-Head of Taxable Fixed Income, joined Lord Abbett in 2004, and was named Partner in 2011. Prior to his current role, he served as Associate Portfolio Manager for the firm’s investment grade fixed income strategies. He has worked in the financial services industry since 2001. He earned a BA in economics from Cornell University and is a holder of the Chartered Financial Analyst® (CFA) designation.

The sections titled “Management of the Fund–Other Accounts Managed” and “Management of the Fund–Holdings of Portfolio Managers” on page 5-7 of the SAI are replaced in their entirety as follows:

Other Accounts Managed

	Number of Registered Investment Companies	Total Assets ($MM)	Number of Other Pooled Investment Vehicles	Total Assets ($MM)	Number of Other Accounts	Total Assets ($MM)
Todd Solomon	0	0	0	0	0	0
Kearney Posner	1	4,554	2	261.88	0	0
Steven F. Rocco	20	103,664.53	13	12,175.83	10	3,832.17

Holdings of Portfolio Managers

The following table indicates the dollar range of securities beneficially owned by each portfolio manager in the Fund he or she manages, as of December 31, 2025 (or another date, if indicated). This table includes the value of securities beneficially owned by such portfolio managers through 401(k) plans and certain other plans or accounts, if any.

Ownership of Securities	Aggregate Dollar Range of Securities
Todd Solomon	$50,001-$100,000
Kearney Posner	$50,001-$100,000
Steven F. Rocco	$100,001-$500,000

Please retain this document for your future reference.